Exhibit 21.1

RELIEF THERAPEUTICS HOLDING SA

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction

Relief Therapeutics International SA	Switzerland
Relief Therapeutics US, Inc.	Delaware (U.S.)
Relief Therapeutics, Inc.	Delaware (U.S.)
APR Applied Pharma Research SA	Switzerland
APR Applied Pharma Research Holding SA	Switzerland
APR Applied Pharma Research – Italy s.r.l.	Italy
APR Applied Pharma Research Deutschland GmbH	Germany
AdVita Lifescience GmbH	Germany
AdVita Lifescience AG	Switzerland
AdVita Lifescience, Inc.	Delaware (U.S.)